UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2005 (May 24, 2005)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on March 28, 2005, Soterra LLC (“Soterra”), which is a subsidiary of Greif, Inc. (the “Company’), entered into two Real Estate Purchase and Sale Agreements with Plum Creek Timberlands, L.P. (“Plum Creek”), to sell approximately 56,000 acres of timberland and related assets located in Florida, together with certain parcels located in Georgia and Alabama, for an aggregate purchase price of approximately $90 million, subject to closing adjustments.

On May 23, 2005, Soterra and Plum Creek completed the closing under one of the Real Estate Purchase and Sale Agreements. On that date, an affiliate of Plum Creek acquired approximately 35,000 acres of timberland and associated assets in Florida, Georgia and Alabama and Timberlands SPE, L.L.C., another affiliate of Plum Creek, paid approximately $51 million to Soterra in the form of cash and a promissory note in the amount of $50,890,531 secured by a deed of guarantee of Bank of America, London branch.

On May 24, the Company issued a press release announcing the closing of the transaction with Plum Creek. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Greif, Inc. on May 24, 2005, announcing the closing of the transaction with Plum Creek Timberlands, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: May 27, 2005	By	/s/ Donald S. Huml
Donald S. Huml, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Greif, Inc. on May 24, 2005, announcing the closing of the transaction with Plum Creek Timberlands, L.P.